Exhibit 99.1

                                [LOGO OF FOSSIL]

                2280 North Greenvile Avenue, Richardson TX 75082

                             Contact:             Mike Kovar
                                                  Chief Financial Officer
                                                  Fossil, Inc.
                                                  (469) 587-3334
                             Investor Relations:  Allison Malkin
                                                  Integrated Corporate Relations
                                                  (203) 682-8200

             FOSSIL, INC. REPORTS FIRST QUARTER FISCAL 2006 RESULTS
   -Sales up 13.6% with diluted EPS of $0.14, including $0.01 of Stock Option
    Expense -Raises Fiscal 2006 Earnings Guidance to $1.07 per Diluted Share

Richardson, TX. May 16, 2006 -- Fossil, Inc. (NASDAQ: FOSL) today reported first quarter net sales and earnings for the fourteen-week period ended April 8, 2006 ("First Quarter"). The Company noted that fiscal 2006 is a 53-week year as compared to a 52-week year in fiscal 2005. This extra week is included in the First Quarter and the Company estimates that this extra week increased net sales and operating expenses by approximately $16 million and $5 million, respectively, as compared to the first quarter of fiscal 2005.

First Quarter Results (2006 vs. 2005):
--------------------------------------

o    Net sales increased 13.6% to $264.2 million compared to $232.5 million;

o Gross profit grew 9.8% to $133.0 million, or 50.3% of net sales, compared to $121.2 million, or 52.1% of net sales;

o Operating income totaled $17.0 million, or 6.4% of net sales compared to $24.5 million, or 10.5% of net sales;

o Net income was $9.7 million compared to $23.9 million (which included a $10 million nonrecurring tax benefit); and

o Diluted earnings per share were $0.14, inclusive of $0.01 per share for stock options expense on 69,060,000 shares outstanding, as compared to $0.32, on 74,454,000 shares outstanding ($0.19 excluding the nonrecurring tax benefit).

"We are pleased to report first quarter sales and diluted earnings per share in excess of our original expectations," began Mike Kovar Senior Vice President and Chief Financial Officer. "Although sales for our domestic FOSSIL watch business remain challenging, our international-based business showed strong improvement across various product lines inclusive of our FOSSIL branded offerings. In addition, sales in our accessories segment continued to report solid gains."

Worldwide net sales rose 13.6% (17.0% excluding currency impact) during the First Quarter in comparison to the prior year quarter. Net sales increases were generated in the Company's international, domestic accessories and company-owned retail business segments. Total international wholesale sales rose 16.4% (23.9% excluding currency impact). Sales in Europe increased 23.4% (34.0% excluding currency impact) with broad based strength in the Company's FOSSIL and licensed watch and jewelry brands.

Europe-based watch sales included a 19% increase in our FOSSIL brand (27% excluding currency impact) and a 26.9% increase in licensed brands (34.9% excluding currency impact). Other international sales increased 3.8% (5.4% excluding currency impact) reflecting Asia sales growth of 13.6% (17.8% excluding currency impact) partially offset by reductions in U.S. export sales to distributors. Net sales growth in Asia was primarily a result of increased FOSSIL and licensed watch sales. Total domestic wholesale sales rose by 7.1%. The increase was driven by a 26% sales gain in the Company's accessory and sunglass business and increases in licensed watch sales, partially offset by a 15.6% decrease in FOSSIL watch sales. Categories fueling the strong growth in the Company's domestic accessory business were handbags, men's and women's belts and women's small leather offerings. Company-owned retail store sales increased 27.9% as a result of a 27.5% increase in the average number of stores opened during the quarter. Comparable stores sales were flat in comparison to the prior year quarter.

Gross profit margin was 50.3% in the First Quarter compared to 52.1% in the prior year period. Of the 180 basis point decline in gross profit margin, approximately 140 basis points can be attributed to the strengthening of the U.S. dollar. The strengthening of the U.S. dollar had a negative impact on net sales reported as the Company's Euro and Pound based net sales were translated into U.S. dollar equivalents. Since the Company's cost of sales figures are primarily transacted in U.S. dollars or other currencies pegged to the U.S. dollar, the lower translated nets sales against a constant cost of sales equivalent reduced reported gross profit margins during the First Quarter. Further impacting gross margin was approximately $3 million of discontinued product sales that produced minimal gross profit. Partially offsetting these declines in gross profit margin was an increase in sales mix from the Company's higher margin international and company-owned retail store segments.

Operating expenses, as a percentage of net sales were 43.9% in the First Quarter compared to 41.6% in the comparable prior year period. Operating expense increases were mainly driven by increases in payroll, trade shows, depreciation and amortization and rent. Payroll expense increases included an approximate $3.5 million associated with the additional week in the First Quarter as well as approximately $1 million of compensation expense related to the implementation of SFAS No. 123R, "Share-Based Payment". Trade show expenses reflected approximately $4.3 million of cost associated with the Basel Watch Fair which occurred during the Company's second quarter in the prior year. Depreciation and amortization expense increases are primarily related to fixed asset additions subsequent to the first quarter of last year, including new retail store openings, the acquisition of a new building and land for the Company's corporate headquarters, additions to the Company's central European warehouse and additional SAP software implementation costs. Rent expense increases are primarily related to new retail store openings subsequent to the first quarter of last year. Partially offsetting these increases was a $3 million benefit related to the translation impact of weaker foreign currencies into U.S. dollars.

The decrease in gross profit margin combined with increased operating expenses, caused the Company's First Quarter operating profit margin to decline to 6.4% of net sales compared to 10.5% of net sales in the prior year quarter. Operating income was negatively impacted by $4.7 million related to the translation of foreign sales and expenses into U.S. dollars.

Interest expense increased by approximately $500,000 during the First Quarter in comparison to the prior year quarter. This increase is related to outstanding borrowings under the Company's revolving line of credit principally used to fund common stock repurchases during the First Quarter and the fourth quarter of last year.

First Quarter other income (expense) decreased favorably by approximately $1.6 million when compared to the prior year quarter. This favorable decrease is related to a reduction in losses from revaluation of open foreign currency account balances in comparison to the prior year quarter. Foreign currency rates through the end of the First Quarter remained relatively unchanged from that of the prior year-end. In the prior year first quarter, the Company recorded currency losses of approximately $2.1 million.

The Company's tax expense was $5.8 million, reflecting a 37.3% effective tax rate, in the First Quarter, compared to a tax benefit of $2.0 million in the prior year quarter. During 2005, pursuant to the American Jobs Creation Act of 2004, the Company was able to reduce previously recorded deferred tax liabilities by repatriating foreign earnings at an effective tax rate substantially below the statutory rate at which these deferred tax liabilities were established, resulting in an approximate $10 million tax benefit during the prior year first quarter.

The Company's balance sheet remains strong with $68.0 million in cash and short-term marketable securities and no long-term debt at quarter end. Inventory at quarter-end was $254.0 million, an increase of 29.8% compared to prior year inventory of $195.6 million. Accounts receivable decreased 5.7% to $122.8 million at quarter-end compared to $130.3 million at April 2, 2005. Day's sales outstanding decreased to 42 days for the First Quarter compared to 51 days in the prior year period. Working capital totaled $303.6 million, compared to working capital of $362.5 million at April 2, 2005.

During the First Quarter the Company repurchased 1.1 million shares of common stock under its share repurchase program for a cost of $22.4 million, thereby purchasing all common shares authorized under previous share repurchase programs. The Company will continue to evaluate its share repurchase strategy into the future.

The Company believes second quarter 2006 diluted earnings per share will approximate $0.12 (inclusive of a $0.01 fully diluted charge associated with SFAS No. 123R), compared to actual diluted earnings per share of $0.13 ($0.12 excluding tax benefits) in the second quarter of 2005. Management estimates diluted earnings per share for fiscal 2006 of approximately $1.07, inclusive of approximately $0.04 per diluted share negative impact from the implementation of SFAS No. 123R, as well as a $0.06 per diluted share benefit from a lower share count as a result of common stock repurchases completed by the Company over the last two quarters. This compares to the Company's previous guidance of $1.05 per share and actual fiscal 2005 earnings of $1.07 per diluted share or $0.90 per diluted share, excluding tax benefits. This guidance reflects a slightly stronger U.S. dollar in comparison to the current spot rate of other foreign currencies, primarily the Euro and Pound.

The Company invites to you listen to a live broadcast of its First Quarter 2006 conference call today which can be heard by visiting Fossil's website at www.fossil.com and selecting Investor Relations on the homepage and then webcasts under the Investor Relations heading.

Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: continued acceptance of the Company's products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands; changes in foreign currency rates in relation to the United States dollar; the Company's ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; general economic conditions; acts of terrorism or acts of war; government regulation; and possible future litigation, as well as the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

                                 FOR THE 14       FOR THE 13
                                WEEKS ENDED      WEEKS ENDED
                               --------------   --------------
CONSOLIDATED INCOME               APRIL 8,         APRIL 2,
STATEMENT DATA (IN 000'S):          2006             2005
----------------------------   --------------   --------------
Net sales                      $      264,225   $      232,510
Cost of sales                         131,211          111,348
                               --------------   --------------
Gross profit                          133,014          121,162
Selling expenses                       84,980           68,798
Administrative exp.                     31,042           27,849
                               --------------   --------------
Operating income                       16,992           24,515
Interest expense                          596               60
Other (exp.) inc.- net                   (904)          (2,543)
Tax (benefit)  provision                5,776           (1,982)
                               --------------   --------------
Net income                     $        9,716   $       23,894
                               ==============   ==============
Basic earnings per share       $         0.14   $         0.34
                               ==============   ==============
Diluted earnings per share     $         0.14   $         0.32
                               ==============   ==============
Weighted average shares
 Outstanding :
    Basic                              67,258           71,143
                               ==============   ==============
    Diluted                            69,060           74,454
                               ==============   ==============

CONSOLIDATED BALANCE                      APRIL 8,         APRIL 2,
SHEET DATA (IN 000'S):                       2006             2005
------------------------------------   --------------   --------------
Working capital                               303,599          362,520
Cash, cash equivalents and
 short-term investments                        68,012          149,110
Accounts receivable                           122,828          130,309
Inventories                                   253,986          195,623
Total assets                                  764,631          749,213
Notes payable - current                        46,774            2,924
Deferred taxes and other long-term
 liabilities                                   36,609           23,284
Stockholders' equity                          516,900          546,150

END OF RELEASE